Exhibit 99.1

GTJ REIT, Inc.
60 Hempstead Avenue, Suite 718
West Hempstead, NY  11552

May 15, 2017

Dear Fellow Stockholder:

I am writing to you to provide you with updated information regarding a recently completed valuation of our portfolio and an estimated net asset value (“NAV”) of our shares of common stock (“Common Stock”) that was determined by our board of directors (the “Board”) in connection with our recently established share redemption program (the “Program”).  This is the first time the Board has determined the NAV under the Program.

Estimated Net Asset Value Per Share

On May 10, 2017, the Board unanimously determined the NAV per share of Common Stock as $13.94 as of December 31, 2016, following a valuation of the company’s assets and liabilities performed by Duff & Phelps, LLC (“Duff & Phelps”). Additionally, pursuant to the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs to which the Duff & Phelps valuation methodology conforms, the estimated per share NAV does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate portfolio valuation process conducted for transaction purposes, nor does it reflect an ongoing enterprise value.

The estimated per share NAV was determined by the Board after Duff & Phelps, an independent third-party valuation firm, appraised each of our properties and conducted valuation analyses of assets and liabilities. Duff & Phelps then divided the aggregate value of our property portfolio, cash and other assets, less the estimated value of outstanding debt and other liabilities, by the number of shares of Common Stock issued and outstanding on an as-adjusted, fully diluted basis. Duff & Phelps provided a range of estimated NAV per share of our Common Stock of $12.55 to $15.44, with an approximate mid-range NAV per share of $13.94.  The Board then unanimously approved an estimated NAV per share for the Common Stock of $13.94, the mid-range NAV per share.  Please understand that Duff & Phelps’ role was to provide advice to the Board.  The Board ultimately and solely makes the decision on the conclusion of the NAV per share.  For a full description of the methodology and assumptions used to determine the estimated per share NAV, please see our Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on May 15, 2017.

Share Redemption Program and Repurchase Price

In accordance with the Program, the per share redemption price is ninety percent (90%) of the NAV, or a redemption price of $12.55 per share. The estimated per share NAV of $13.94 per share and redemption price of $12.55 per share will be effective with respect to share redemption requests submitted from June 1, 2017 until such time as the Board determines a new estimated per share NAV.

It is important to keep in mind that the estimated per share NAV of $13.94 is simply a snapshot as of a particular date (i.e., December 31, 2016) and may fluctuate over time as we continue to purchase properties and actively manage our portfolio. The estimated per share NAV is not intended to represent the amount that you could expect to receive if you were to sell your shares now or when we complete a liquidity event. We do not expect any changes to our distribution policy as a result of the valuation.

If you are interested in participating in the Program, I encourage you to read the Program in full, which is available on our website at http://www.gtjreit.com under the “Investor Relations” tab and click on the copy of the Program and the share redemption request form.  Detailed instructions for requesting redemption of your shares are set forth in the Program and on the share redemption request form available on our website.  We will also fax you a copy of the Program and/or share redemption form if you prefer, if you call us in the office at (516) 693-5500.

As we continue to pursue our strategic plan, we will work to further enhance the value of our portfolio and to maximize shareholder value. Should you have any questions, please contact myself, Louis Sheinker or Ben Zimmerman.

Sincerely,

/s/ Paul Cooper
Paul Cooper
Chief Executive Officer

This letter contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in our annual report on Form 10-K/A for the year ended December 31, 2016 as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.